Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-159958 and 333-165831

and

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 22, 2009)

65,000 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK
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WARRANT TO PURCHASE $65 MILLION
OF COMMON STOCK EQUIVALENT JUNIOR PREFERRED STOCK

This prospectus supplement relates to the potential issuance from time to time by United Community Banks, Inc. of our Series C Convertible Preferred Stock, $1.00 par value per shares (the “Preferred Stock”) and a warrant (the “Warrant”) to purchase shares of our Common Stock Equivalent Junior Preferred Stock, $1.00 par value per share (the “Junior Preferred Stock”).  The Preferred Stock is convertible into our Common Stock, $1.00 par value per share (the “Common Stock”), and our Junior Preferred Stock.  The Preferred Stock and the Warrant will originally be issued by us pursuant to the Securities Purchase Agreement, dated as of April 1, 2010, between us and Fletcher International, Ltd. (“Fletcher”), a copy of which was filed as Exhibit 1.2 to the Form 8-K filed by us on April 1, 2010.  In this prospectus supplement, we refer to the shares of Preferred Stock and the Warrant as the “Securities”.

We will issue the Preferred Stock at a purchase price of $1,000 per share, for an aggregate offering price of $65 million.  The Warrant is being granted for no additional consideration.

Neither the Preferred Stock, the Warrant nor our Junior Preferred Stock is listed on an exchange, and we do not intend to list any such securities on any exchange.  Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “UCBI”.  On April 1, 2010, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $4.77 per share.  You are urged to obtain current market quotations of the Common Stock.

Investing in our Securities involves a high degree of risk.  See the section entitled “Risk Factors” beginning on page 4, and the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.  An investment in Securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus supplement is April 5, 2010.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Where You Can Find More Information	ii
Incorporation of Certain Documents by Reference	ii
About this Prospectus	1
Risk Factors	1
Business	2
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	3
Description of Common Stock	4
Description of Preferred Stock	5
Description of Debt Securities	6
Description of Warrant	15
Plan of Distribution	16
Legal Matters	17
Experts	17
A Warning about Forward Looking Statements	18
Where You Can Find More Information	26
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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are offering to sell Securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of these securities.  In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.  Unless the context indicates otherwise, all references in this prospectus supplement and accompanying prospectus to we, our, us, United or the Company refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.
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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process pursuant to our Registration Statement on Form S-3 (File No. 333-159958), as amended, and our Form S-3 (File No. 333-165831) filed to register an additional amount of securities pursuant to Rule 462(b) of the Securities Act of 1933, as amended.  Under the shelf registration process, we may offer from time to time shares of common stock, shares of preferred stock, debt securities, warrants or any combination of the foregoing securities.  In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement.  In this prospectus supplement, we provide you with specific information about the Securities that we are issuing to you.  Both this prospectus supplement and the accompanying prospectus include important information about us, the Securities and other information you should know before investing.  This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus.  You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” before investing in the Securities.

We are issuing the Securities only in jurisdictions where such issuances are permitted.  The distribution of this prospectus supplement and the accompanying prospectus and the issuance of the Securities in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Securities and the distribution of this prospectus supplement and the accompanying prospectus outside the Untied States.  This prospectus supplement and the accompanying prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement may add to, update or change the information in the accompanying prospectus.  If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information incorporated by reference into these documents, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about United and its subsidiaries.  These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends,” or “anticipates” or the negative thereof or comparable terminology.  Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries.  We caution our shareholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors.  Consequently, actual results and experience may materially differ from those contained in any forward-looking statements.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in this prospectus supplement, in the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2009, as updated in our quarterly reports on Form 10-Q, as well as the following:

●	the condition of the banking system and financial markets;
●	our ability to become profitable;
●	the results of our most recent internal stress test may not accurately predict the impact on our financial condition if the economy was to continue to deteriorate;
●	our ability to raise capital consistent with our capital plan;
●	our ability to maintain liquidity or access other sources of funding;
●	changes in the cost and availability of funding;
●	the success of the local economies in which we operate;
●	our concentrations of residential and commercial construction and development loans and commercial real estate loans are subject to unique risks that could adversely affect our earnings;
●	changes in prevailing interest rates may negatively affect our net income and the value of our assets;
●	the accounting and reporting policies of United;
●	if our allowance for loan losses is not sufficient to cover actual loan losses;
●	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;
●	the adverse effects on future earnings resulting from non-cash charges for goodwill impairment;
●	our ability to fully realize our deferred tax asset balances;
●	competition from financial institutions and other financial service providers;
●	the United States Department of Treasury (“Treasury”) may change the terms of our Series B Preferred Stock;
●	risks with respect to future expansion and acquisitions;
●	conditions in the stock market, the public debt market and other capital markets deteriorate;
●	financial services laws and regulations change;
●	the failure of other financial institutions;

S-iii

●	a special assessment that may be imposed by the FDIC on all FDIC-insured institutions in the future, similar to the assessment in 2009 that decreased our earnings; and
●
unanticipated regulatory or judicial proceedings, board resolutions, informal memorandums of understanding or formal enforcement actions imposed by regulators that occur, or any such proceedings or enforcement actions that is more severe than we anticipate.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus supplement are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

S-iv

BUSINESS

This prospectus supplement provides you with a general description of us, the Securities issuable under this prospectus and the offering.  The registration statement containing this prospectus supplement, including exhibits to the registration statement, provides additional information about us and the Securities.  To understand this offering fully, you should read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

We are the third largest bank holding company headquartered in Georgia, with total consolidated assets of $8.0 billion, total loans of $5.2 billion, total deposits of $6.6 billion and shareholders’ equity of $962.3 million as of December 31, 2009.  We conduct substantially all of our operations through our wholly-owned Georgia bank subsidiary, United Community Bank, which operates with decentralized management that is currently organized as 27 separate “community banks” at 107 locations in north Georgia, the Atlanta metropolitan statistical area, the Gainesville, Georgia metropolitan statistical area, coastal Georgia, western North Carolina and eastern Tennessee.  While we enjoy the efficiencies of a single bank charter, each of our “community banks” is led by a local president and management team who collectively have significant experience in and ties to their respective communities.  Our community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured lending, wire transfers, brokerage services and other financial services.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2009.  For instructions on how to find copies of this document, see “Where You Can Find More Information”.

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We were incorporated in 1987 as a Georgia corporation.  Our principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265.  Our website is www.ucbi.com.  Information on our website is not incorporated into this prospectus by reference and is not a part hereof.

ABOUT THE OFFERING

On April 1, 2010, United Community Bank (“Bank”), a wholly-owned subsidiary of United Community Banks, Inc., entered into an Asset Purchase and Sale Agreement (the “Asset Purchase Agreement”) with Fletcher International, Inc. and certain affiliates thereof who will become parties thereto as purchasers (collectively, the “Purchasers”).  Pursuant to the Asset Purchase Agreement, Fletcher’s affiliate Fletcher International, Inc. has made a $10 million deposit (the “Deposit”) and Bank has agreed to sell to the Purchasers certain non-performing commercial and residential mortgage loans and other real estate owned, or “OREO,” properties (collectively, the “Purchased Assets”) with an aggregate purchase price equal to Bank’s carrying value of approximately $100 million with closing dates on or around April 30, 2010 (the “Asset Sale”).

Also on April 1, 2010, United Community Banks, Inc. and Fletcher entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which Fletcher agreed to purchase from us, and we agreed to issue and sell to Fletcher, 65,000 shares of the Preferred Stock, at a purchase price of $1,000 per share, for an aggregate purchase price of $65 million (which is sometimes referred to as the “commitment amount”).  Fletcher is required to purchase the Preferred Stock by May 26, 2012, subject to limited extensions upon certain events specified in the Securities Purchase Agreement.  The Preferred Stock will initially bear interest at a rate equal to the lesser of 12% per annum and LIBOR + 8% per annum.  If at Company’s annual shareholders meeting, the Shareholder Approval (as defined below) is received, the Preferred Stock will bear interest at a rate equal to the lesser of 8% and LIBOR + 4% per annum.  If all conditions precedent to Fletcher's obligations to purchase the Preferred Stock have been satisfied and Fletcher has not purchased all of the Preferred Stock by May 26, 2011, it must pay us 5% of the commitment amount not purchased by such date, and it must pay us an additional 5% of the commitment amount not purchased by May 26, 2012.

The Securities Purchase Agreement provides that we shall not effect any conversion or redemption of the Preferred Stock, and Fletcher shall not have the right to convert or redeem any portion of the Preferred Stock, into Common Stock to the extent such conversion or redemption would result in aggregate issuances to Fletcher of in excess of 9.75% (which may be reduced by Fletcher) of the number of shares of Common Stock that would be outstanding after giving effect to such conversion or redemption.  In the event that the Company cannot effect a conversion or redemption of the Preferred Stock into Common Stock due to the limit described in the immediately preceding sentence, the conversion or redemption shall be effected into shares of Junior Preferred Stock (at an initial conversion rate of one one-hundredth of a share of Junior Preferred Stock for each share of Common Stock that otherwise would have been issuable); provided, however, that in no event shall the Company effect any conversion or redemption of the Preferred Stock or exercise of the Warrant to the extent such conversion, redemption or exercise would result in aggregate issuances to Fletcher of in excess of thirty-three and thirty-three one hundredths percent (33.33%) of our total equity, which means the value as reflected on the balance sheet of all shares of our common, preferred and other equity capital outstanding as of the date of determination.

The Preferred Stock is redeemable by Fletcher at any time into Common Stock, or Junior Preferred Stock, at $5.25 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock.  After May 26, 2015, on any date on which the average closing stock price for our Common Stock for the twenty five business days ending on and including the third business day before such date exceeds the Conversion Price by one hundred percent (100%), we will have the option to convert all of the then outstanding Preferred Stock into Common Stock or Junior Preferred Stock at $6.02 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock, subject to certain adjustments.  Each share of Junior Preferred Stock will be convertible into one hundred shares of our Common Stock after we receive the Shareholder Approval.

Concurrently with the payment of the Deposit under the Asset Purchase Agreement by Fletcher International Inc., Fletcher will receive the Warrant to purchase Junior Preferred Stock.  The warrant amount shall initially equal $15 million.  The warrant amount will (i) be increased by  $.15 for each $1.00 of assets purchased pursuant to the Asset Purchase Agreement, up to a total increase of $15 million and (ii) be increased on a dollar for dollar basis by the aggregate dollar amount of the Preferred Stock purchased under the Securities Purchase Agreement in excess of $30 million.  The warrant price for the first $30 million of the warrant amount shall be $4.25 for each one-hundredth of a share of Junior Preferred Stock.  The warrant price for the warrant amount in excess of $30 million shall be $6.02 for each one-hundredth of a share of Junior Preferred Stock.  The Warrant may only be exercised via cashless exercise and is exercisable for nine years following the date of the Shareholder Approval, subject to limited extension upon certain events specified in the Warrant.

The issuance of the securities described above, and the increase in our authorized Common Stock in connection with such issuances, require shareholder approval pursuant to the Listing Requirements of the Nasdaq Global Select Market (the “Shareholder Approval”), which will be sought at our Annual Meeting of shareholders to be held on May 26, 2010.  All dates described in this prospectus supplement assume the receipt of the Shareholder Approval at such meeting.  If the Shareholder Approval is not received, the Securities Purchase Agreement provides that we shall not effect any conversion or redemption of the Preferred Stock or any exercise of the Warrant, and Fletcher shall not have the right to convert or redeem the Preferred Stock or exercise any portion of the Warrant, to the extent such action would result in issuances to Fletcher of Common Stock and Junior Preferred Stock (measured on an as converted basis) in excess of 19.99% of the shares of Common Stock outstanding as of the date of the Securities Purchase Agreement.  Further, the Securities Purchase Agreement provides that we shall not effect any conversion or redemption of the Preferred Stock or any exercise of the Warrant, and Fletcher shall not have the right to convert or redeem the Preferred Stock or exercise any portion of the Warrant, to the extent the number of shares of Common Stock and Junior Preferred Stock beneficially owned by Fletcher immediately following such action would exceed 9.90% (which may be increased by Fletcher) of aggregate number of shares of Common Stock and Junior Preferred Stock (measured on an as converted basis) outstanding after giving effect to such action.

This prospectus supplement relates to the potential issuance of the Preferred Stock and the Warrant  from time to time as described above.  Neither the Preferred Stock, the Warrant nor our Junior Preferred Stock is listed on an exchange, and we do not intend to list any such securities on any exchange.  As of April 5, 2010, no shares of Preferred Stock were issued and outstanding.

RISK FACTORS

An investment in our Securities involves a significant degree of risk.  You should carefully consider the risks described below, the risks discussed in the sections entitled “Risk Factors” contained in this prospectus supplement and our filings with the SEC which are incorporated herein by reference, including our Form 10-K for year ended December 31, 2009.  These risks and uncertainties are not the only risks we face.  It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.  These risks and uncertainties may be amended, supplemented or superseded from time to time by reports we file with the SEC in the future.

Risks Associated with Our Business and Industry

As a financial services company, adverse conditions in the general business or economic environment could have a material adverse effect on our financial condition and results of operations.

Continued weakness or adverse changes in business and economic conditions generally or specifically in the markets in which we operate could adversely impact our business, including causing one or more of the following negative developments:

● a decrease in the demand for loans and other products and services offered by us;

● a decrease in the value of our loans secured by consumer or commercial real estate;

● an impairment of our assets, such as our goodwill or deferred tax assets; or

● an increase in the number of customers or other counterparties who default on their loans or other obligations to us, which could result in a higher level of nonperforming assets, net charge-offs and provision for loan losses.

For example, if we are unable to continue to generate, or demonstrate that we can continue to generate, sufficient taxable income in the near future, then we may not be able to fully realize the benefits of our deferred tax assets and may be required to recognize a valuation allowance, similar to an impairment of those assets, if it is more-likely-than-not that some portion of our deferred tax assets will not be realized.  Such a development or one or more other negative developments resulting from adverse conditions in the general business or economic environment, some of which are described above, could have a material adverse effect on our financial condition and results of operations.

We have incurred significant operating losses and the timing of profitability is uncertain.

We incurred a net operating loss of $138.6 million, or $2.47 per share, for the year ended December 31, 2009 and $63.5 million, or $1.35 per share, for the year ended December 31, 2008, in each case due primarily to credit losses and associated costs, including significant provisions for loan losses.  Although we have taken a significant number of steps to reduce our credit exposure, we will likely continue to have a higher than normal level of non-performing assets and substantial charge-offs in 2010, which would continue to adversely impact or overall financial condition and results of operations.

The results of our most recent internal credit stress test may not accurately predict the impact on our financial condition if the economy were to continue to deteriorate.

We regularly perform an internal analysis of our capital position.  Our analysis is based on the tests that were administered to the nation’s nineteen largest banks by Treasury in connection with its Supervisory Capital Assessment Program (“SCAP”).  Under the stress test, we apply many of the same methodologies but less severe loss assumptions than Treasury applies in its program to estimate our loan losses (loan charge-offs), resources available to absorb those losses and any necessary additions to capital that would be required under the “more adverse” stress test scenario.  As a result, our estimates for loan losses are lower than those suggested by the SCAP assumptions.

We have also calculated our loss estimates based on the SCAP test, and while we believe we have appropriately applied Treasury’s assumptions in performing this internal stress test, results of this test may not be comparable to the results of stress tests performed and publicly released by Treasury, and the results of this test may not be the same as if the test had been performed by Treasury.

The results of these stress tests involve many assumptions about the economy and future loan losses and default rates, and may not accurately reflect the impact on our financial condition if the economy does not improve or continues to deteriorate.  Any continued deterioration of the economy could result in credit losses significantly higher, with a corresponding impact on our financial condition and capital, than those predicted by our internal stress test.

Our industry and business have been adversely affected by conditions in the financial markets and economic conditions generally and recent efforts to address difficult market and economic conditions may not be effective.

Since mid-2007, the financial markets and economic conditions generally have been materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all residential construction, particularly in metro Atlanta and north and coastal Georgia, and residential mortgages as property prices declined rapidly and affected nearly all asset classes. The effect of the market and economic downturn also spread to other areas of the credit markets and in the availability of liquidity. The magnitude of these declines led to a crisis of confidence in the financial sector as a result of concerns about the capital base and viability of certain financial institutions. These declines have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with other financial institutions and, in some cases, to fail. In addition, customer delinquencies, foreclosures and unemployment have also increased significantly.

The U.S. Congress, Federal Reserve Board, Treasury, the Federal Deposit Insurance Corporation (the “FDIC”), the SEC and others have taken numerous steps to address the current crisis. These measures include the Emergency Economic Stabilization Act of 2008 (“EESA”) and American Recovery and Reinvestment Act of 2009 (“ARRA”); homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. We are not yet certain, however, of the actual impact that EESA, including Troubled Asset Relief Program (“TARP”) and the TARP Capital Purchase Program (“CPP”), the ARRA, and the other initiatives described above will have on the banking system and financial markets or on us.

The current economic pressure on consumers and businesses and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations and may continue to result in credit losses and write-downs in the future. The failure of government programs and other efforts to help stabilize the banking system and financial markets and a continuation or worsening of current economic conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

Ability to raise additional capital could be limited and could affect our liquidity and could be dilutive to existing shareholders.

We may be required or choose to raise additional capital, including for strategic, regulatory or other reasons. Current conditions in the capital markets are such that traditional sources of capital may not be available to us on reasonable terms if we needed to raise additional capital. In such case, there is no guarantee that we will be able to successfully raise additional capital at all or on terms that are favorable or otherwise not dilutive to existing shareholders.

Capital resources and liquidity are essential to our businesses and could be negatively impacted by disruptions in our ability to access other sources of funding.

Capital resources and liquidity are essential to our businesses. We depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Sources of funding available to us, and upon which we rely as regular components of our liquidity and funding management strategy, include traditional and brokered deposits, inter-bank borrowings, Federal Funds purchased and Federal Home Loan Bank advances. We also raise funds from time to time in the form of either short-or long-term borrowings or equity issuances.

Our capital resources and liquidity could be negatively impacted by disruptions in our ability to access these sources of funding. With increased concerns about bank failures, traditional deposit customers are increasingly concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits from our subsidiary bank in an effort to ensure that the amount that they have on deposit is fully insured. In addition, the cost of brokered and other out-of-market deposits and potential future regulatory limits on the interest rate we pay for brokered deposits could make them unattractive sources of funding. Further, factors that we cannot control, such as disruption of the financial markets or negative views about the financial services industry generally, could impair our ability to access other sources of funds. Other financial institutions may be unwilling to extend credit to banks because of concerns about the banking industry and the economy generally and, given recent downturns in the economy, there may not be a viable market for raising short or long-term debt or equity capital. In addition, our ability to raise funding could be impaired if lenders develop a negative perception of our long-term or short-term financial prospects. Such negative perceptions could be developed if we are downgraded or put on (or remain on) negative watch by the rating agencies, we suffer a decline in the level of our business activity or regulatory authorities take significant action against us, among other reasons.

Among other things, if we fail to remain “well-capitalized” for bank regulatory purposes, because we do not qualify under the minimum capital standards or the FDIC otherwise downgrades our capital category, it could affect customer confidence, our ability to grow, our costs of funds and FDIC insurance costs, our ability to pay dividends on common stock, and our ability to make acquisitions, and we would not be able to accept brokered deposits without prior FDIC approval. To be “well-capitalized,” a bank must generally maintain a leverage capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. However, our regulators could require us to increase our capital levels. For example, regulators frequently require financial institutions with high levels of classified assets to maintain a leverage ratio of at least 8%. Our failure to remain “well-capitalized” or to maintain any higher capital requirements imposed on us could negatively affect our business, results of operations and financial condition, generally.

If we are unable to raise funding using the methods described above, we would likely need to finance or liquidate unencumbered assets to meet maturing liabilities. We may be unable to sell some of our assets, or we may have to sell assets at a discount from market value, either of which could adversely affect our results of operations and financial condition.

Changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which we are perceived in such markets, may adversely affect financial condition or results of operations.

In general, the amount, type and cost of our funding, including from other financial institutions, the capital markets and deposits, directly impacts our operating costs and our assets growth and therefore, can positively or negatively affect our financial condition or results of operations. A number of factors could make funding more difficult, more expensive or unavailable on any terms, including, but not limited to, our operating losses, our ability to remain “well capitalized,” events that adversely impact our reputation, disruptions in the capital markets, events that adversely impact the financial services industry, changes affecting our assets, interest rate fluctuations, general economic conditions and the legal, regulatory, accounting and tax environments. Also, we compete for funding with other financial institutions, many of which are substantially larger, and have more capital and other resources than we do. In addition, as some of these competitors consolidate with other financial institutions, their competitive advantages may increase. Competition from these institutions may also increase the cost of funds.

Our business is subject to the success of the local economies and real estate markets in which we operate.

Our success significantly depends on the growth in population, income levels, loans and deposits and on stability in real estate values in our markets. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally do not improve significantly, our business may be adversely affected. Since mid-2007, the financial markets and economic conditions generally have experienced a variety of difficulties. In particular, the residential construction and commercial development real estate markets in the Atlanta market have experienced substantial deterioration. If market and economic conditions continue to deteriorate or remain at their current level of deterioration for a sustained period of time, such conditions may lead to additional valuation adjustments as we continue to reassess the market value of our loan portfolio, greater losses on defaulted loans and on the sale of other real estate owned. Additionally, such adverse economic conditions in our market areas, specifically decreases in real estate property values due to the nature of our loan portfolio, approximately 90% of which is secured by real estate, could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of more diverse economies.

Our concentration of residential construction and development loans is subject to unique risks that could adversely affect our results of operations and financial condition.

Our residential construction and development loan portfolio was $1.05 billion at December 31, 2009, comprising 20% of total loans. Residential construction and development loans are often riskier than home equity loans or residential mortgage loans to individuals. Poor economic conditions have resulted in decreased demand for residential housing, which, in turn, has adversely affected the development and construction efforts of residential real estate developer borrowers. Consequently, economic downturns like the current one impacting our market areas adversely affect the ability of residential real estate developer borrowers to repay these loans and the value of property used as collateral for such loans. A sustained weak economy could also result in higher levels of non-performing loans in other categories, such as commercial and industrial loans, which may result in additional losses. Because of the general economic slowdown we are currently experiencing, these loans represent higher risk due to slower sales and reduced cash flow that affect the borrowers’ ability to repay on a timely basis and could result in a sharp increase in our total net-charge offs and could require us to significantly increase our allowance for loan losses, which could have a material adverse effect on our financial condition or results of operations.

Our concentration of commercial real estate loans is subject to risks that could adversely affect our results of operations and financial condition.

Our commercial real estate loan portfolio was $1.8 billion at December 31, 2009, comprising 34% of total loans. Commercial real estate loans typically involve larger loan balances than compared to residential mortgage loans, but are still granular in nature with the average loan size of $443,000 and an average loan to value of 63%.  The repayment of loans secured by commercial real estate is dependent upon both the successful operation of the commercial project and the business operated out of that commercial real estate site, as over half of the commercial real estate loans are for borrower-owned sites. If the cash flows from the project are reduced or if the borrower’s business is not successful, a borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, we may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may be subject to adverse conditions in the real estate market or economy. In addition, many economists believe that deterioration in income producing commercial real estate is likely to worsen as vacancy rates continue to rise and absorption rates of existing square footage and/or units continue to decline. Because of the general economic slowdown we are currently experiencing, these loans represent higher risk and could result in an increase in our total net-charge offs and could require us to increase our allowance for loan losses.

Changes in prevailing interest rates may negatively affect net income and the value of our assets.

Changes in prevailing interest rates may negatively affect the level of net interest revenue, the primary component of our net income.  Federal Reserve Board policies, including interest rate policies, determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest revenue.  In a period of changing interest rates, interest expense may increase at different rates than the interest earned on assets.  Accordingly, changes in interest rates could decrease net interest revenue.  Changes in the interest rates may negatively affect the value of our assets and our ability to realize gains or avoid losses from the sale of those assets, all of which also ultimately affect earnings. In addition, an increase in interest rates may decrease the demand for loans.

United’s reported financial results depend on the accounting and reporting policies of United, the application of which requires significant assumptions, estimates and judgments.

United’s accounting and reporting policies are fundamental to the methods by which it records and reports its financial condition and results of operations.  United’s management must make significant assumptions and estimates and exercise significant judgment in selecting and applying many of these accounting and reporting policies so they comply with generally accepted accounting principles and reflect management’s judgment of the most appropriate manner to report United’s financial condition and results.  In some cases, management must select a policy from two or more alternatives, any of which may be reasonable under the circumstances, which may result in United reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to presenting United’s financial condition and results.  They require management to make difficult, subjective and complex assumptions, estimates judgments about matters that are uncertain.  Materially different amounts could be reported under different conditions or using different assumptions or estimates.  These critical accounting policies relate to the allowance for loan losses; fair value measurement, intangible assets and income taxes.  Because of the uncertainty of assumptions and estimates involved in these matters, United may be required to do one or more of the following:  significantly increase the allowance for loan losses and/or sustain credit losses that are significantly higher than the reserve provided; significantly decrease the carrying value of loans, foreclosed property or other assets or liabilities to reflect a reduction in their fair value; recognize significant impairment on goodwill and other intangible asset balances; or significantly increase its accrued taxes liability or decrease the value of its deferred tax assets.

If our allowance for loan losses is not sufficient to cover actual loan losses, earnings would decrease.

Our loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant loan losses which would have a material adverse effect on our operating results. Our management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. We maintain an allowance for loan losses in an attempt to cover any loan losses inherent in the loan portfolio. In determining the size of the allowance, our management relies on an analysis of the loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and real estate values, trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. As a result of these considerations, we have from time to time increased our allowance for loan losses. For the year ended December 31, 2009, we recorded a provision for loan losses of $310 million, compared to $184 million for the year ended December 31, 2008. If those assumptions are incorrect, the allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio.

We may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers and employees.

When we make loans to individuals or entities, we rely upon information supplied by borrowers and other third parties, including information contained in the applicant’s loan application, property appraisal reports, title information and the borrower’s net worth, liquidity and cash flow information. While we attempt to verify information provided through available sources, we cannot be certain all such information is correct or complete. Our reliance on incorrect or incomplete information could have a material adverse effect on our financial condition or results of operations.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with banks, credit unions, savings and loan associations, mortgage banking firms, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as community, super-regional, national and international financial institutions that operate offices in our market areas and elsewhere. We compete with these institutions both in attracting deposits and in making loans. Many of our competitors are well-established, larger financial institutions that are able to operate profitably with a narrower net interest margin and have a more diverse revenue base. We may face a competitive disadvantage as a result of our smaller size, more limited geographic diversification and inability to spread costs across broader markets. Although we compete by concentrating marketing efforts in our primary markets with local advertisements, personal contacts and greater flexibility and responsiveness in working with local customers, customer loyalty can be easily influenced by a competitor’s new products and our strategy may or may not continue to be successful.

The terms governing the issuance of the preferred stock to Treasury may be changed, the effect of which may have an adverse effect on our operations.

The terms of the Letter Agreement and Securities Purchase Agreement, dated December 5, 2008 in which we entered into with Treasury (the “Purchase Agreement”) provides that Treasury may unilaterally amend any provision of the Purchase Agreement to the extent required to comply with any changes in applicable federal law that may occur in the future. We have no control over any change in the terms of the transaction may occur in the future. Such changes may place restrictions on our business or results of operation, which may adversely affect the market price of our common stock.

We may face risks with respect to future expansion and acquisitions.

We may engage in de novo branch expansion and, if the appropriate business opportunity becomes available, we may seek to acquire other financial institutions or parts of those institutions, including in FDIC-assisted transactions. These involve a number of risks, including:

● the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management and market risks with respect to an acquired branch or institution, a new branch office or a new market;

● the time and costs of evaluating new markets, hiring or retaining experienced local management and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

● the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on results of operations;

● the loss of key employees and customers of an acquired branch or institution;

● the difficulty or failure to successfully integrate the acquired financial institution or portion of the institution; and

● the temporary disruption of our business or the business of the acquired institution.

Risks Related to Legislative and Regulatory Events

Changes in laws and regulations or failures to comply with such laws and regulations may adversely affect our financial condition and results of operations.

We and our subsidiary bank are heavily regulated by federal and state authorities.  This regulation is designed primarily to protect depositors, federal deposit insurance funds and the banking system as a whole, but not shareholders. Congress and state legislatures and federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes.  Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulations or policies, including EESA, ARRA, TARP and recently proposed executive compensation guidance by the Federal Reserve and FDIC, could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer or increasing the ability of non-banks to offer competing financial services and products.  While we cannot predict the regulatory changes that may be borne out of the current economic crisis, and we cannot predict whether we will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand our permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions.  We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition, or results of operations.

Federal and state regulators have the ability to impose substantial sanctions, restrictions and requirements on our banking and nonbanking subsidiaries if they determine, upon examination or otherwise, violations of laws, rules or regulations with which we or our subsidiaries must comply, or weaknesses or failures with respect to general standards of safety and soundness.  Such enforcement may be formal or informal and can include directors’ resolutions, memoranda of understanding, cease and desist or consent orders, civil money penalties and termination of deposit insurance and bank closures.  Enforcement actions may be taken regardless of the capital level of the institution. In particular, institutions that are not sufficiently capitalized in accordance with regulatory standards may also face capital directives or prompt corrective action.  Enforcement actions may require certain corrective steps (including staff additions or changes), impose limits on activities (such as lending, deposit taking, acquisitions or branching), prescribe lending parameters (such as loan types, volumes and terms) and require additional capital to be raised, any of which could adversely affect our financial condition and results of operations.  The imposition of regulatory sanctions, including monetary penalties, may have a material impact on our financial condition or results of operations, and damage to our reputation, and loss of our holding company status. In addition, compliance with any such action could distract management’s attention from our operations, cause us to incur significant expenses, restrict us from engaging in potentially profitable activities, and limit our ability to raise capital.  A bank closure would result in a total loss of your investment.

Enforcement actions could have a material negative effect on our business, operations, financial condition, results of operations or the value of our common stock.

If we are unable reduce our classified assets or comply with the Federal Reserve Board resolution or if our regulators otherwise elect to recommend an enforcement action against the bank, then we could become subject to additional, heightened enforcement actions and orders, possibly including cease and desist or consent orders, prompt corrective actions and/or other regulatory enforcement actions.  If our regulators were to take such additional enforcement actions, then we could, among other things, become subject to significant restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both.  The terms of any such enforcement action could have a material negative effect on our business, operations, financial condition, results of operations or the value of our common stock.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine transactions, including for example funding transactions, could be adversely affected by the actions and potential failures of other financial institutions.  We have exposure to many different industries and counterparties, and we routinely execute transactions with a variety of counterparties in the financial services industry.  As a result, defaults by, or even rumors or concerns about, one or more financial institutions with which we do business, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions.  Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral we hold cannot be sold at prices that are sufficient for us to recover the full amount of our exposure.  Any such losses could materially and adversely affect our financial condition or results of operations.

The FDIC has imposed a special assessment on all FDIC-insured institutions, which decreased our earnings in 2009, and future special assessments could adversely affect our earnings in future periods.

In May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund.  The assessment is equal to five basis points of our subsidiary bank’s total assets minus Tier 1 capital as of June 30, 2009.  This additional charge of $3.8 million increased operating expenses during the second quarter of 2009.  The FDIC has indicated that future special assessments are possible, although it has not determined the magnitude or timing of any future assessments.  Any such future assessments will decrease our earnings.

Risks Related to the Ownership of the Securities

It is unlikely that an active trading market for the Preferred Stock or Warrant will develop.

The Preferred Stock and Warrant will not be liquid investments because no public trading market currently exists for such Securities and it is unlikely that a market will develop.  Potential purchasers of the Preferred Stock or Warrant should consider carefully the limited liquidity of such investment before purchasing any shares of Preferred Stock or the Warrant.  We are not obligated, and do not intend, to apply for the listing of the Preferred Stock or Warrant on any securities exchange.  Even if a trading market for the Preferred Stock or Warrant were to develop, it may not continue, and a purchaser of such Securities may not be able to sell such Securities at or above the price at which they were purchased.

We rely on dividends we receive from our subsidiary and are subject to restrictions on our ability to declare or pay dividends and repurchase shares of common stock.

As a bank holding company, our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary.  Dividend payments from the bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies.  The ability of the bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.  As of December 31, 2009, pursuant to these restrictions, the bank did not have the ability to pay dividends to us without prior regulatory approval.

Future dividend payments are restricted by the terms of Treasury’s equity investment in us and a board resolution.

Beginning during the third quarter of 2008, we began to pay stock dividends in lieu of cash dividends to preserve capital and strengthen our tangible common equity levels.  Under the terms of the CPP, until the earlier of December 5, 2011 or the date on which the Series B Preferred Stock we sold to the United States Treasury under the CPP has been redeemed in whole or Treasury has transferred all of the Series B Preferred Stock to third parties, we are prohibited from increasing dividends on our Common Stock from the last quarterly cash dividend per share ($.09) declared on the Common Stock prior to December 5, 2008, as adjusted for subsequent stock dividends and other similar actions, and from making certain repurchases of equity securities, including the Preferred Stock, Junior Preferred Stock or our Common Stock without Treasury’s consent.  Furthermore, as long as the Series B Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including the Preferred Stock, Junior Preferred Stock or our Common Stock ,are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions.  In addition, pursuant to a board resolution adopted by us, we have agreed with the Federal Reserve Bank of Atlanta to not incur additional indebtedness, pay cash dividends or repurchase outstanding capital stock, including the Preferred Stock, Junior Preferred Stock and our Common Stock, without regulatory approval.

An investment in the Securities is not an insured deposit.

The Securities are not bank deposits and, therefore, are not insured against loss by the FDIC or any other public or private entity.  Investment in the Securities is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement and is subject to the same market forces that affect the capital stock in any company. As a result, if you acquire the Securities, you may lose some or all of your investment.

USE OF PROCEEDS

The gross proceeds from the sale of our Preferred Stock will be $65 million, assuming all offered shares are purchased.  We will not obtain proceeds from the exercise of the Warrant because it is solely exercisable via cashless exercise.

We intend to use the net proceeds from this offering to provide capital to support our subsidiary bank and for general corporate purposes which may include, without limitation, making investments at the holding company level, supporting asset and deposit growth, and engaging in acquisitions or other business combinations.  We do not have any specific plans for acquisitions or other business combinations at this time.  Our management will retain broad discretion in the allocation of the net proceeds from this offering.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table shows our ratio of earnings to fixed charges, and our ratio of earnings to fixed charges excluding interest on deposits, each  for the five-year period ended December 31, 2009.

	Year Ended December 31,
	2009		2008		2007		2006		2005
Including Interest on Deposits	(.89	)x	.56	x	1.32	x	1.52	x	1.69	x
Excluding Interest on Deposits	(8.50	)x	(2.17	)x	2.87	x	3.67	x	3.13	x
________________

(1)	Earnings consist of pre-tax income plus fixed charges less preferred stock dividends.
(2)
Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest with rental expense.

DESCRIPTION OF PREFERRED STOCK

The following is a brief description of the terms of the Preferred Stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended; the Certificate of Designation of the Junior Preferred Stock, a form of which was filed as Exhibit 4.1 to our Form 8-K filed on April 1, 2010; the Certificate of Rights and Preferences of the Preferred Stock, a form of which was filed as Exhibit 4.2 to our Form 8-K filed on April 1, 2010; and the Securities Purchase Agreement, a copy of which was filed as Exhibit 1.2 to our Form 8-K filed on April 1, 2010.

General

Under our Restated Articles of Incorporation, as amended, we have authority to issue up to 10,000,000 shares of preferred stock, $1.00 par value per share.  Of such number of shares of preferred stock, (i) 287,411 shares have been designated as Series A Non-Cumulative Preferred Stock, 25,800 shares of which are issued and outstanding; (ii) 180,000 shares have been designated as Series B Fixed Rate Cumulative Perpetual Preferred Stock, (iii) 1,000,000 shares have been designated as Junior Preferred Stock, and (iv) 65,000 shares will be designated as Preferred Stock.  United’s board of directors is authorized, without further shareholder action, to issue other shares of preferred stock with such designations, preferences and rights as United’s board of directors may determine, subject to limitations set forth in our Restated Articles of Incorporation, as amended, and various contracts, including the Securities Purchase Agreement.

Preferred Stock

Conversion Into Common Stock at the Election of United. On or after May 26, 2015, we may convert all, but not less than all, of the Preferred Stock, on any date on which the average closing stock price for our Common Stock for the twenty five business days ending on and including the third business day before such date exceeds the Conversion Price by one hundred percent (100%).  We will have the option, at that time, to convert all of the then outstanding Preferred Stock into Common Stock or Junior Preferred Stock at $6.02 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock, subject to certain adjustments.  The closing of such redemption will take place no sooner than the twentieth business day following the delivery of notice by United of its intent to redeem the Preferred Stock.

Redemption Into Common Stock at the Election of the Holder. After United has obtained the approval of the stockholders to increase the authorized number of shares of Common Stock, a holder may require us to redeem any or all of the Preferred Stock held by the holder for Common Stock or Junior Preferred Stock at $5.25 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock, subject to certain adjustments, on one or more occasions by delivering to United the appropriate optional redemption notice.  Until United has obtained the approval of the stockholders to increase the authorized number of shares of Common Stock, a holder may require us to redeem any or all of the Preferred Stock held by the holder for Junior Preferred Stock only.

Dividends Payable on Shares of Preferred Stock. Holders of shares of Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of (i) prior to the receipt of Shareholder Approval, $1,000 per share of Preferred Stock multiplied by the lesser of (a) twelve percent (12%) per annum and (b) the sum of the three (3)-month London Interbank Offer Rate (LIBOR) determined as of the first day of each quarterly period between consecutive dividend payment dates (each, a “Dividend Period”) (or if the first day of the Dividend Period is not a business day, then the first business day after the first day of the Dividend Period) plus eight percent (8%) per annum; and (ii) after the receipt of Shareholder Approval, $1,000 per share of Preferred Stock multiplied by the lesser of (a) eight percent (8%) per annum and (b) the sum of the three (3)-month LIBOR determined as of the first day of the Dividend Period (or if the first day of the Dividend Period is not a business day, then the first business day after the first day of the Dividend Period) plus four percent (4%) per annum.

Dividends are payable quarterly in arrears on each April 15, July 15, October 15 and January 15, each a dividend payment date, starting with April 15, 2010.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 365-day year.  Dividends payable with respect to the Preferred Stock are payable to holders of record of the Preferred Stock on such record date as the board of directors determines, which shall not exceed 30 calendar days preceding the applicable dividend payment date.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Preferred Stock will rank:

●	senior to our Junior Preferred Stock and Common Stock and all other equity securities designated as ranking junior to the Preferred Stock; and

●
equally with our Series A Non-Cumulative Preferred Stock, our Series B Fixed Rate Cumulative Perpetual Preferred Stock and all other equity securities designated as ranking on a parity with the Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of United.

No dividend shall be paid or declared on our Junior Preferred Stock, Common Stock or other junior stock or parity stock and we and our subsidiaries may not purchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any shares of our Junior Preferred Stock, Common Stock or other junior stock or parity stock unless in each such case we have paid in full all dividends declared on the Preferred Stock and dividends on the Preferred Stock for the subsequent four dividend periods shall have been designated and set aside in cash.

Transferability. The Preferred Stock is not subject to any contractual transfer restrictions.

Cash Redemption. The Preferred Stock may not be redeemed by United for cash.

Liquidation Rights. In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Preferred Stock will be entitled to receive a liquidation preference in an amount in cash per share, referred to as the total liquidation amount, equal to the greater of (i) the Stated Value per share to and including the date full payment is tendered with respect to such liquidation and (ii) the amount the holders would have received if they had converted all of the outstanding shares of the Preferred Stock into Common Stock and/or Junior Preferred Stock or redeemed all of the outstanding shares of the Preferred Stock into Common Stock and/or Junior Preferred Stock (whichever is greater), as of the business day immediately preceding the date of such liquidation.  The “Stated Value” is defined as $1,000 per share plus (1) any unpaid dividends for any prior dividend period, whether or not declared and whether or not earnings are available in respect of such dividends, and (2) the amount of any unpaid dividends or distributions declared on the Common Stock and Junior Preferred Stock in an amount equal to the product of (A) the per-share dividend other than our ordinary cash dividends paid on Common Stock and Junior Preferred Stock multiplied by (B) the number of shares of Common Stock and /or the number of one-hundredths of a share of Junior Preferred Stock issuable upon redemption or conversion (whichever number of shares is greater) of a share of Preferred Stock on the date such dividend is declared.  Holders of the Preferred Stock will be entitled to receive the liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock, Junior Preferred Stock or any other shares ranking as to that distribution, junior to the Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective liquidation amount due to those holders upon a liquidation.  If the liquidation amount per share of Preferred Stock has been paid in full to all holders of Preferred Stock and other shares of parity stock, the holders of our Common Stock or Junior Preferred Stock or any other shares ranking, as to such distribution, junior to the Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, nor the consolidation, merger or share exchange by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights. Except as indicated below or otherwise required by law, the holders of the Preferred Stock will not have any voting rights.  So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, as amended, the vote or consent of the holders of at least a majority of the shares of the Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting called for the purpose, shall be necessary to significantly and adversely affect any of the rights or preferences of the holders of the Preferred Stock, including to:

●
reduce the dividend rate on the Preferred Stock or defer the date from which dividends will accrue, or cancelling accrued and unpaid dividends, or changing the relative seniority rights of the holders of Preferred Stock as to the payment of dividends in relation to the holders of any other of our capital stock;

●
reduce the amount payable to holders of the Preferred Stock upon a voluntary or involuntary liquidation, dissolution, or winding up by us, or changing the relative seniority of the liquidation preferences of the holders of the Preferred Stock to the rights upon liquidation of the holders of any other of our capital stock;

●	make the Preferred Stock redeemable at our option;

●
authorize, create, or issue any shares of securities senior to the Preferred Stock (or amending provisions of any existing class of our capital stock to make such class of capital stock senior to the Preferred Stock); or

●	decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock.

Other Rights.  The holders of the Preferred Stock may make a contingent exercise and have certain other rights to ensure they maintain equivalent rights in connection with a change in control, as provided in the Certificate of Rights and Preferences of the Preferred Stock.

Junior Preferred Stock

Conversion.  No shares of Junior Preferred Stock can be converted into Common Stock unless held by a holder other than Fletcher that acquires the Junior Preferred Stock in a Permitted Transfer (a “Convertible Holder”).  Any Convertible Holder may convert the Junior Preferred Stock at any time after Shareholder Approval into the number of shares of Junior Preferred Stock times the “Applicable Conversion Rate”, which is 100 shares of Common Stock for each share of Junior Preferred Stock, subject to adjustment in the event we (i) issue to holders of Common Stock as a class shares of Common Stock or other securities as a dividend or distribution on the Common Stock or (ii) effect a share split or share combination of the Common Stock.

Dividends.  Holders of shares of Junior Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cash dividends per each one-hundredth of a share equal to the Applicable Conversion Rate for the Junior Preferred Stock times the amount of any dividend paid on the Common Stock.  To the extent that a dividend is declared on the Junior Preferred Stock and Common Stock and there are insufficient funds to pay such dividends, they will be allocated pro rata among holders of the Junior Preferred Stock and Common Stock.

Transferability, The Junior Preferred Stock may only be transferred to (1) an affiliate of Fletcher or United, (2) in a widespread public distribution, (3) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of United, or (4) to a transferee that would control more than 50% of the voting securities of United without any transfer from Fletcher (a “Permitted Transfer”).

Redemption.  The Junior Preferred Stock may not be redeemed by United without the unanimous consent of all holders of the Junior Preferred Stock.

Liquidation Rights.  In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Junior Preferred Stock will be entitled to receive, subject to the prior rights of any holders of senior securities, an amount per each one-hundredth of a share equal to the amount that paid on the number of shares of Common Stock that each such one-hundredth of share converts into at the Applicable Conversion Rate.  To the extent that a liquidation event occurs and there are insufficient funds to pay such amounts, they will be allocated pro rata among holders of the Junior Preferred Stock and Common Stock.  Holders of the Junior Preferred Stock will be entitled to receive the liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities.

For purposes of the liquidation rights, neither the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, nor the consolidation, merger or share exchange by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights.  So long as any shares of Junior Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law, the vote or consent of the holders of a majority of the shares of the Junior Preferred Stock at the time outstanding, voting separately as a single class, shall be necessary for effecting or validating any amendment or alteration of our Restated Articles of Incorporation, as amended, that would significantly and adversely affect the rights and preference of the Junior Preferred Stock.  Except for the forgoing or as otherwise required by law, the holders of the Junior Preferred Stock will not have any voting rights.

DESCRIPTION OF WARRANT

The following is a brief description of the terms of the Warrant.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the Warrant, a form of which was filed as Exhibit 1.3 to our Form 8-K filed on April 1, 2010, and the Securities Purchase Agreement, a copy of which was filed as Exhibit 1.2 to our Form 8-K filed on April 1, 2010.

Shares of Junior Preferred Stock Subject to the Warrant

Concurrently with payment of the Deposit under the Asset Purchase Agreement by Fletcher International Inc., Fletcher will receive the Warrant to purchase Junior Preferred Stock.  The warrant amount shall initially equal $15 million.  The warrant amount will (i) be increased by  $.15 for each $1.00 of assets purchased pursuant to the Asset Purchase Agreement up to a total increase of $15 million and (ii) be increased on a dollar for dollar basis by the aggregate dollar amount of the Preferred Stock purchased under the Securities Purchase Agreement in excess of $30 million.  The warrant price for the first $30 million of the warrant amount shall be $4.25 for each one-hundredth of a share of Junior Preferred Stock.  The warrant price for the warrant amount in excess of $30 million shall be $6.02 for each one-hundredth of a share of Junior Preferred Stock.

Exercise of the Warrant

The Warrant may only be exercised via cashless exercise.  Any cashless exercise will be effected by delivering a net number of shares of Junior Preferred Stock calculated pursuant to the Warrant. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant”.

Exercise of the Warrant is subject to the satisfaction or waiver of conditions set forth in the Securities Purchase Agreement.  Upon exercise of the Warrant, certificates for the shares of Junior Preferred Stock issuable upon exercise will be issued to the holder of the Warrant.  We will at all times reserve the aggregate number of shares of our Junior Preferred Stock for which the Warrant may be exercised.  The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “—Adjustments to the Warrant”.

The Warrant is exercisable for nine years following the date of Shareholder Approval, subject to limited extension upon certain events specified in the Warrant.  Shareholder Approval will be sought at our Annual Meeting of shareholders to be held on May 26, 2010.

Rights as a Shareholder

The holder of the Warrant will have none of the rights or privileges that the holders of our Junior Preferred Stock enjoy, including any voting rights, until (and then only to the extent) the Warrant has been exercised.  The holder of the Warrant will have the right to receive notice of a change in control of United and have certain other rights to ensure they maintain equivalent rights in connection with a change in control, all as provided in the Warrant.

Transferability

The Warrant and all rights under the Warrant are generally transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Stock Dividends, Reclassifications, etc.  The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we subdivide, by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise, our Common Stock or Junior Preferred Stock.

Other Distributions.  If we declare any dividends or distributions other than our ordinary cash dividends on the Common Stock or the Junior Preferred Stock, upon a closing date under the Warrant, a dividend payment shall be made to the holder of the Warrant to reflect such dividend or distribution, as provided in the Warrant.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the Preferred Stock and the Warrant is based upon the advice of Kilpatrick Stockton LLP, our tax counsel.  The following discussion is not exhaustive of all possible tax considerations.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: partnerships, subchapter S corporations, or other pass-through entities, any government (or instrumentality or agency thereof), banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the Preferred Stock or the Warrant as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders) whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.  This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the Preferred Stock or receive the Warrant offered in this prospectus supplement upon original issuance and will hold such securities as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of the Preferred Stock or the Warrant that is for U.S. federal income tax purposes:

● a citizen or resident of the United States;

● a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

● an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

● any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used in this prospectus supplement, the term “Non-U.S. Holder” is a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Preferred Stock or the Warrant, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships.  A partner of a partnership holding the Preferred Stock or the Warrant should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of the Preferred Stock or the Warrant.

This subsection describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Preferred Stock and the Warrant.

Consequences to U.S. Holders

Distributions on Preferred Stock.  Distributions made to U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in the income of a U.S. Holder as dividend income and will be subject to tax as ordinary income.  Dividends received by an individual U.S. Holder in taxable years beginning before January 1, 2011 that constitute “qualified dividend income” are generally subject to tax at a maximum rate of 15% applicable to net long-term capital gains, provided that certain holding period and other requirements are met.  Dividends received by a corporate U.S. Holder, except as described in the next subsection, generally will be eligible for the 70% dividends-received deduction.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the U.S. Holder’s adjusted tax basis in the shares, but rather will reduce the adjusted tax basis of such shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the U.S. Holder’s adjusted tax basis in the shares, such distributions will be included in income as capital gain. In addition, a corporate U.S. Holder will not be entitled to the dividends-received deduction on this portion of a distribution.

We will notify holders of our shares after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, qualified dividend income and non-dividend distributions, if any.

Limitations on Dividends-Received Deduction. A corporate U.S. Holder may not be entitled to take the 70% dividends-received deduction in all circumstances.  Prospective corporate investors in our Preferred Stock should consider the effect of:

● Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include our Preferred Stock;

● Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally, for common stock, at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

● Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends.  A corporate U.S. Holder will be required to reduce its tax basis (but not below zero) in our Preferred Stock by the non-taxed portion of any “extraordinary dividend” if the stock was not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed.  Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.  An extraordinary dividend generally would be a dividend that:

● in the case of Preferred Stock, equals or exceeds 5% of the corporate U.S. Holder’s adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

● exceeds 20% of the corporate U.S. Holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. Holder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.  An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the corporation, regardless of the stockholder’s holding period and regardless of the size of the dividend.  Any part of the non-taxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. Holder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

Corporate U.S. Holders should consult with their own tax advisors with respect to the possible application of the extraordinary dividend provisions of the Code to the ownership or disposition of Preferred Stock or the Warrant in their particular circumstances.

Sale, Exchange, or other Taxable Disposition.  Upon the sale, exchange, or other taxable disposition of our Preferred Stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in the shares.  The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange, or other taxable disposition of the shares.  A U.S. Holder’s tax basis in a share generally will be equal to the cost of the share to such U.S. Holder, which may be adjusted for certain subsequent events (for example, if the U.S. Holder receives a non-dividend distribution, as described above).  Gain or loss realized on the sale, exchange, or other taxable disposition of our Preferred Stock or the Warrant generally will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year.  Net long-term capital gain recognized by an individual U.S. Holder before January 1, 2011 generally is subject to tax at a maximum rate of 15%.  The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Redemption or Repurchase of Preferred Stock or the Warrant.  If we are permitted to and redeem or repurchase for cash or other property, a U.S. Holder’s Preferred Stock or the Warrant, the redemption or repurchase generally would be a taxable event for U.S. federal income tax purposes.  A U.S. Holder would be treated as if it had sold its shares if the redemption or repurchase:

●	results in a complete termination of the U.S. Holder’s stock interest in us;

●	is substantially disproportionate with respect to the U.S. Holder; or

●	is not essentially equivalent to a dividend with respect to the U.S. Holder, in each case as determined under the Code.

In determining whether any of these tests has been met, shares of stock considered to be owned by a U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account.

If we redeem or repurchase for cash or other property a U.S. Holder’s shares in a redemption or repurchase that meets one of the tests described above, the U.S. Holder generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than our stock or the stock of a successor to us) received less the U.S. Holder’s tax basis in the shares redeemed or repurchased.  This gain or loss generally would be long-term capital gain or capital loss if the shares have been held for more than one year.

If a redemption or repurchase for cash or other property does not meet any of the tests described above, a U.S. Holder generally will be taxed on the cash and fair market value of the property received as a dividend to the extent paid out of our current and accumulated earnings and profits.  Any amount in excess of our current or accumulated earnings and profits would first reduce the U.S. holder’s tax basis in the shares and thereafter would be treated as capital gain.  If a redemption or repurchase is treated as a distribution that is taxable as a dividend, the U.S. Holder’s tax basis in the redeemed or repurchased shares would be transferred to the remaining shares of our stock that the U.S. Holder owns, if any.

Consequences to Non-U.S. Holders

Distributions on Preferred Stock and the Warrant.  Distributions made to Non-U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and that is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will be subject to U.S. federal income and withholding tax at a rate of 30% (or lower rate under an applicable treaty, if any).  Payments subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our shares is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States, as discussed below.

To claim benefits under an income tax treaty, a Non-U.S. Holder must certify to us or our agent, under penalties of perjury, that it is a non-United States person and provide its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), obtain and provide a taxpayer identification number, and certify as to its eligibility under the appropriate treaty’s limitations on benefits article.  In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals.  A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or other Taxable Disposition.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, or other taxable disposition of our Preferred Stock or the Warrant provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the shares, (c) the Non-U.S. Holder is not subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (d) we are not nor have we been a “United States real property holding corporation” for U.S. federal income tax purposes.  An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of our Preferred Stock or the Warrant and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gains realized on the sale, exchange, or other disposition of such shares.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.  Even if we are treated as a “United States real property holding corporation,” a Non-U.S. Holder’s sale of our Preferred Stock or the Warrant nonetheless generally will not be subject to U.S. federal income or withholding tax, provided that (a) our stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) the selling Non-U.S. Holder held, actually or constructively, 5% or less of our outstanding stock of that class at all times during the five-year period ending on the date of disposition.

To the extent we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the class of stock and the non-U.S. Holder was not eligible for any treaty exemption, any gain on the sale of our Preferred Stock or the Warrant would be treated as effectively connected with a trade or business within the United States, the treatment of which is described below, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

We believe that we are not currently, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Income Effectively Connected with a Trade or Business within the United States. If a Non-U.S. Holder of our Preferred Stock or the Warrant is engaged in the conduct of a trade or business within the United States and if dividends on the shares, or gain realized on the sale, exchange, or other disposition of the shares, are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such dividends or gain on a net income basis in the same manner as if it were a U.S. Holder.  Non-U.S. Holders should read the material under the heading “—Consequences to U.S. Holders” above for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of our Preferred Stock or the Warrant.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Conversion or Redemption into Junior Preferred Stock

The conversion or redemption of the Preferred Stock into Junior Preferred Stock is not generally a taxable transaction.  Investors should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the conversion or redemption of the Warrant into Junior Preferred Stock in light of their investment or tax circumstances.

Backup Withholding and Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of dividends on our Preferred Stock.  In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of Preferred Stock or the Warrant.  Additionally, backup withholding generally will apply to any dividend payment and to proceeds received on a sale or exchange if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all dividends required to be shown on its U.S. federal income tax returns, or the U.S. Holder does not certify that it has not underreported its interest and dividend income.

In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, as described above, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of our Preferred Stock or the Warrant to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding.  However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary.

Payment of the proceeds from a sale of our Preferred Stock or the Warrant to or through the United States office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Taxation of the Warrant

A warrant is an option granted by an issuer of stock to acquire stock at a set price within a specified period.  Warrants are generally taxed in the same manner as options. If the exercise price of the warrant is set at an amount equal to or greater than the stock’s current trading value, then the receipt of such warrant is not currently taxable to the recipient.  When the rights under the warrant are exercised and stock is acquired, the holding period for such shares begins on a date that the rights are exercised and the new shares are acquired.  The basis in the shares received upon exercise includes the price paid, if any, for the warrant.  If the Warrant is sold or disposed of at a gain before exercise, then such gain will constitute capital gain.

Investors should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the ownership and disposition of the Warrant in light of their investment or tax circumstances.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their U.S. federal tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transactions, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the securities that we are offering. Whether an investment in these securities constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances.  The Treasury regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.”  A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts, subject to certain exceptions.  The Treasury regulations specifically provide that a loss resulting from a “Section 988 transaction” will constitute a Section 165 loss, and certain exceptions will not be available if the loss from sale or exchange is treated as ordinary under Section 988. In general, certain securities issued in a foreign currency will be subject to the rules governing foreign currency exchange gain or loss.  Therefore, losses realized with respect to such a security may constitute a Section 988 transaction, and a holder of such a security that recognizes exchange loss in an amount that exceeds the loss threshold amount applicable to that holder may be required to file Form 8886. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the securities that we are offering and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to such a transaction, they would be required to comply with these requirements.

PLAN OF DISTRIBUTION

We are issuing Preferred Stock and the Warrant described in this prospectus supplement directly to Fletcher or its assignee pursuant to the Securities Purchase Agreement.  Neither we nor Fletcher have entered into any agreement with a bank or trust company to serve as warrant agent.  Rather, we are acting solely on our behalf with respect to the issuance of the Warrant.

LEGAL MATTERS

Kilpatrick Stockton LLP will provide an opinion as to the legality of the Securities.  As of the date of this prospectus, members of Kilpatrick Stockton participating in this matter own an aggregate of approximately 44,000 shares of our Common Stock.

EXPERTS

The audited consolidated financial statements of United Community Banks, Inc. and its subsidiaries as of December 31, 2009 and 2008 and each of the years in the three-year period ended December 31, 2009 incorporated by reference in this prospectus supplement and accompanying prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accountants, as set forth in their report thereon, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, which means that we are required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

This prospectus supplement and the accompanying prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus supplement and the accompanying prospectus. The following documents that we previously filed are incorporated by reference into this prospectus supplement and the accompanying prospectus:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2009;
●	our current reports on Form 8-K filed on April 1, 2010;

●	all other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2009; and
●	all documents filed after the date of this prospectus supplement and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265.

PROSPECTUS

$300,000,000

The following are the types of securities that we may offer and sell from time to time:

●	shares of common stock, $1.00 par value per share,

●	shares of preferred stock, $1.00 par value per share, in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

●	debt securities, which may be senior or subordinated and may be convertible into or exchangeable for common stock or preferred stock;

●	warrants to purchase our common stock or preferred stock; and

●	any combination of the foregoing securities.

This prospectus provides you with a general description of the securities we may offer.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “UCBI”. The aggregate initial offering price of the securities that we offer will not exceed $300,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering. The specific terms for each security will be included in a prospectus supplement which will contain information on the offering terms, the initial public offering price, and the net proceeds we will receive from securities sales.

For more detail, see “Description of Common Stock”, “Description of Preferred Stock”, “Description of Debt Securities” and “Description of Warrants”.

Investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” before you decide to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. An investment in securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

We may sell securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. Our net proceeds from securities sales will be the initial public offering price minus any applicable underwriter’s discount, agent’s commission, and other offering expenses.

The date of this prospectus is September 22, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus, any prospectus supplement and any free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date given in the document incorporated by reference.

References to our website have been provided for reference only, and information on our website does not constitute part of this prospectus. Neither this prospectus nor any prospectus supplement or free writing prospectus is an offer to sell or the solicitation of an offer to buy our common stock in any circumstances or jurisdictions where the offer or sale is not permitted.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, which means that we are required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the IDEA system.

We have filed a registration statement on Form S-3 to register the securities to be issued under this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about United which is not included in or delivered with this prospectus. The following documents previously filed by United are incorporated by reference into this prospectus:

●	United’s Form 10-K for the fiscal year ended December 31, 2008;

●	United’s Proxy Statement for the 2009 Annual Meeting;

●	United’s Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

●	United’s Form 8-K filed on February 9, 2009;

●	All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2008; and

●
All documents filed after the filing of this registration statement amendment but prior to the effectiveness of the registration statement, and all document filed after the date of the effectiveness of the registration statement and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein)).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 781-2265.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that United Community Banks, Inc filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. We may sell:

●	shares of common stock, $1.00 par value per share,

●	shares of preferred stock, $1.00 par value per share, in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

●	debt securities, which may be senior or subordinated and may be convertible into or exchangeable for common stock or preferred stock;

●	warrants to purchase our common stock or preferred stock; and

●	any combination of the foregoing securities.

To understand the terms of the securities issuable under this prospectus, you should carefully read this prospectus and any applicable prospectus supplement or free writing prospectus we may authorize to be delivered to you. This prospectus provides you with a general description of the common stock, preferred stock, debt securities, and warrants. Each time we sell common stock, preferred stock, debt securities, or warrants, we will provide an applicable prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The applicable prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should also read the documents referenced under the heading “Where You Can Find More Information” for information on United Community Banks, Inc. and its financial statements.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s office mentioned under the heading “Where You Can Find More Information”.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission and which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in the applicable prospectus supplement and any related free writing prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section below entitled “A Warning About Forward Looking Statements”.

BUSINESS

This prospectus provides you with a general description of United, the securities issuable under this prospectus and the offering. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities.

United Community Banks, Inc., Blairsville, Georgia, is the third-largest bank holding company headquartered in Georgia. United conducts substantially all of its operations through 27 separate “community banks” with 110 locations in north Georgia, metro Atlanta, coastal Georgia, western North Carolina and eastern Tennessee. United’s community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured loans, wire transfers, brokerage services and other financial services.

United also operates, as a division of its Georgia bank subsidiary, United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm for the financial services industry. United owns an insurance agency, United Community Insurance Services, Inc., known as United Community Advisory Services through its Georgia bank. Additionally, United provides retail brokerage services through an affiliation with a third party broker/dealer.

At June 30, 2009, United had total consolidated assets of approximately $8.4 billion, total consolidated loans of approximately $5.5 billion, total consolidated deposits of approximately $6.8 billion, and total consolidated shareholders’ equity of approximately $855 million.

Recent Developments

We are in the process of performing an interim goodwill impairment assessment due to our continuing credit losses. As of June 30, 2009, we had $235.6 million in goodwill. Based on our preliminary review, we believe that goodwill impairment charges for the third quarter of 2009, if any, should not exceed $35 million.

Our subsidiary bank is currently being examined by the FDIC. The examiners have substantially completed their field work but have not yet prepared the Report of Examination. While as of June 30, 2009, we were categorized as “well-capitalized” under current regulations, the examiners encouraged us to raise capital in light of our continuing credit weakness and have preliminarily indicated that they expect to recommend that the FDIC enter into some form of informal memorandum of understanding or formal enforcement action with the bank based on the results of the FDIC’s examination. Any such recommendation by the examiners is subject to review and must be confirmed or overruled by more senior FDIC officials at the FDIC’s Atlanta Regional Office and is subject to further possible review by FDIC officials in Washington. We believe that the successful sale of securities under this Registration Statement consistent with our capital plan, coupled with our ongoing efforts to reduce classified assets, will limit any enforcement action to an informal memorandum of understanding with the FDIC.

________________

United was incorporated in 1987 as a Georgia corporation. United’s principal executive offices are located at 63 Highway 515, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265. United’s website is www.ucbi.com.

For a complete description of our business, financial condition, results of operations and other important information regarding United, we refer you to our filings with the SEC incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2008, United’s Proxy Statement for United’s 2009 Annual Meeting and United’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, each of which is incorporated herein by reference. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges and our ratio of earnings to fixed charges excluding interest on deposits for the six-month period ended June 30, 2009, and for each of the years in the five-year period ended December 31, 2008.

	Six Months
	Ended June 30,		Year Ended December 31,
	2009		2008		2007	2006	2005	2004

Including Interest on Deposits	(.65	)x	.56x		1.32x	1.52x	1.69x	1.95x
Excluding Interest on Deposits	(8.17	)x	(2.17	)x	2.87x	3.67x	3.13x	3.82x

_________________

(1)	Earnings consist of pre-tax income plus fixed charges less preferred stock dividends.

(2)
Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest with rental expense.

(3)	The amount of pre-tax earnings required to achieve one-to-one coverage for the six months ended June 30, 2009 was $159 million and for the year ended December 31, 2008 was $102 million.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds we receive from any offering of these securities for general corporate purposes, which may include funding our bank and non-bank subsidiaries, financing business expansion, refinancing or extending the maturity of debt obligations, investments at the holding company level and stock repurchases. The applicable prospectus supplement will provide more detail on the use of proceeds of any specific offering.

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add to, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF COMMON STOCK

Our authorized common stock currently consists of 100,000,000 shares, $1.00 par value per share. All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Upon liquidation, holders of our common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all of our debts and liabilities, and after all distributions payments are made to holders of our Series A Non-Cumulative Preferred Stock and our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, all of our assets available for distribution, in cash or in kind.

Subject to the right of holders of our Series A Non-Cumulative Preferred Stock and our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, to receive dividends, all shares of our common stock are entitled to share equally in any dividends that our board of directors may declare on our common stock from sources legally available for distribution. We have informally committed to the Federal Reserve that we will not declare or pay dividends on any of our common or preferred stock without Federal Reserve approval.

As of September 15, 2009, 49,395,111 shares of common stock were issued and outstanding, exclusive of 195,177 shares of common stock issuable under the Company’s deferred compensation plan; 170,068 shares of common stock that may be issued upon the vesting of restricted stock and restricted stock units; 3,688,818 shares of common stock that may be issued upon the exercise of options outstanding, with a weighted average exercise price of $18.31 per share; 648,350 shares of common stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of trust preferred securities, with a conversion price of $20.00 per share; and 2,199,084 shares of common stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of preferred stock to the U.S. Treasury, with a weighted average conversion price of $12.28 per share.

Matters Relevant to Common Stock

Restrictions on Dividends, Distributions and Acquisition of Common Stock

    Upon issuance of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, on December 5, 2008, the ability of United to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock is subject to restrictions, including United’s restriction against increasing dividends from the last quarterly cash dividend per share, as adjusted for United’s subsequent stock dividends and other similar actions, declared on the common stock prior to December 5, 2008. The redemption, purchase or other acquisition of United’s common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances, also is restricted. These restrictions will terminate on the earlier of (1) the third anniversary of the date of issuance of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and (2) the date on which the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, has been redeemed in whole or the United States Department of the Treasury has transferred all of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, to third parties.

    In addition, the ability of United to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration shares of its common stock will be subject to restrictions in the event that United fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

    In addition, effective April 2009, we voluntarily adopted a board resolution proposed to us by the Federal Reserve Bank of Atlanta pursuant to which we agreed to not incur additional indebtedness, pay cash dividends, make payments on our trust preferred securities or repurchase outstanding stock without regulatory approval.

Ability to Consider Other Constituencies

    Our articles of incorporation permit our board of directors, in determining what is believed to be in the best interest of United and our shareholders, to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and our shareholders. This provision permits our board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Amendments to Articles of Incorporation and Bylaws

    Our articles of incorporation specifically provide that neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote of the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of our common and preferred stock. This provision could allow the holders of 33.4% of our outstanding capital stock to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal. This provision protects, among other things, the defensive measures included in our articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

Supermajority Approval of Interested Business Combinations

    Our articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all of our directors then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of our stock followed by a forced merger. This provision may also enable a minority of our shareholders to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of our common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, our board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over our affairs and their present positions with United.

Removal of Directors

    Our articles of incorporation provide that a member of our board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

DESCRIPTION OF PREFERRED STOCK

    We are authorized to issue 10,000,000 shares of preferred stock, $1.00 par value per share, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as our board of directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by our shareholders. The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of our other shareholders. In addition, shares of preferred stock could be issued with rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

As of June 30, 2009, 21,700 shares of Series A Non-Cumulative Preferred Stock were issued and outstanding and 180,000 shares of Fixed Rate Cumulative Preferred Stock, Series B, were issued and outstanding.

DESCRIPTION OF DEBT SECURITIES

    We may offer from time to time debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

    The debt securities will be issued under one or more separate indentures between us and a trustee to be identified in the applicable prospectus supplement. The indentures are substantially identical except for the subordination provisions described below under “Subordinated Debt Securities” in this “Description of the Debt Securities”. This summary refers to both indentures as the “indenture”.

    We have summarized the general terms and provisions of the indenture below. The summary is not complete. The form of indenture for senior indebtedness and indenture for subordinated indebtedness have been incorporated by reference as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

General

    The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

    We can issue an unlimited amount of debt securities under the indenture. The debt securities may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

●	the title of the debt securities;

●	the price or prices, expressed as a percentage of the principal amount, at which we will sell the debt securities;

●	whether the debt securities will be senior or subordinated;

●	any subordination provisions, if different from those described below under “Subordinated Debt Securities”;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will pay the principal on the debt securities;

●
the rate or rates, which may be fixed or variable, per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

●	the place or places where principal of, premium and interest on the debt securities will be payable;

●	the terms and conditions upon which we may redeem the debt securities;

●	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

●
the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●
any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

●	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

In addition, the indenture does not limit our ability to issue convertible debt securities. Any conversion provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Transfer and Exchange

    Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.

    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

    You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.

    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

    Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

    So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

    We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

    We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. United, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

    We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

    Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection, such as acceleration, in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

    We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

    We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

●
we are the surviving corporation or the successor person (if other than United) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

●
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

●	certain other conditions are met.

Events of Default

    Event of default means, with respect to any series of debt securities, any of the following:

●
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

●	default in the payment of principal of or premium on any debt security of that series when due and payable;

●	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

●
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

●	certain events of bankruptcy, insolvency or reorganization of our company; and

●	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities”. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

●	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

●
the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

    We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

●	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

●	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

●
reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

●	reduce the principal amount of discount securities payable upon acceleration of maturity;

●
waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

●	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

●	adversely affect the right to convert any debt security;

●
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

●	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.

    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of our independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

    This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.

    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

●
we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

●	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

●
depositing with the trustee money or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of our independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

●
delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.

    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will remain liable for those payments.

The Trustee

    The indentures limit the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

    The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

    Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

    Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

    We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

●
a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

●
a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the subordinated debt securities:

●	in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

●
in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

    “indebtedness” means:

    (1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

    (2) all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

    (3) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

    (4) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

    (5) all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement;

    (6) all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

    (7) any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

    (8) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

    “senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

●
indebtedness that expressly provides that it shall not be senior in right of payment to subordinated debt securities or expressly provides that it is on the same basis or junior to subordinated debt securities; and

●	our indebtedness to any of our majority-owned subsidiaries.

Governing Law

    The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

    This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered under that applicable prospectus supplement and any contrary general terms outlined in this section that will not apply to those warrants.

    We may issue warrants independently or together with debt securities. The warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, all as stated in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

    The applicable prospectus supplement will describe the terms of the warrants offered in this prospectus, including the following, if applicable:

●	the offering price;

●	the title of the warrants;

●	the designation and terms of any related debt securities with which the warrants are to be issued and the number of the warrants offered with each debt security;

●	the date, if any, on and after which the holder of the warrants can transfer them separately from the related debt securities;

●	the date on which the right to exercise the warrants will commence and the date on which this right will expire; and

●	whether the warrant certificates representing the warrants will be issued in registered or bearer form, and if registered, where they are transferred and registered.

    A holder can exchange warrant certificates for new warrant certificates of different authorized denominations, and can exercise his or her warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

    Each warrant entitles the holder of that warrant to purchase the principal amount of securities at the price stated, or determinable in the applicable prospectus supplement. A holder can exercise warrants during the period stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

    A holder can exercise warrants as stated in the applicable prospectus supplement relating to the warrants. We will, as soon as practicable, forward to you the securities purchased upon exercise. If less than all of the warrants represented by the warrant certificates are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

    We may sell the securities offered pursuant to this prospectus and any prospectus supplement to or through one or more underwriters or dealers or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

    Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

    Shares may also be sold in one or more of the following transactions: (1) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (2) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (3) a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules; (4) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (5) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (6) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

    Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

    Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

    In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

    The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

    Our common stock is listed on the Nasdaq Global Select Market under the symbol “UCBI”. Our preferred stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

    Kilpatrick Stockton LLP will provide an opinion as to the legality of the securities. As of the date of this prospectus, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 44,000 shares of our common stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries incorporated by reference in this prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accountants, as stated in their report dated February 24, 2009, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    This prospectus (and other documents to which it refers) contains forward-looking statements regarding us, including, without limitation, statements relating to our expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance. Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from the expectations expressed in such forward-looking statements:

●	the condition of the banking system and financial markets;

●	our limited ability to raise capital or maintain liquidity;

●	our ability to pay dividends;

●	our past operating results may not be indicative of future operating results;

●	our business is subject to the success of the local economies in which we operate;

●	our concentration of construction and land development loans is subject to unique risks that could adversely affect our earnings;

●	we may face risks with respect to future expansion and acquisitions or mergers;

●	changes in prevailing interest rates may negatively affect our net income and the value of our assets;

●	if our allowance for loan losses is not sufficient to cover actual loan losses, earnings would decrease;

●	competition from financial institutions and other financial service providers may adversely affect our profitability;

●	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;

●	business increases, productivity gains and other investments are lower than expected or do not occur as quickly as anticipated;

●	competitive pressures among financial services companies increase significantly;

●	the success of our business strategy;

●	the strength of the United States economy in general;

●	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

●	inflation or market conditions fluctuate;

●	conditions in the stock market, the public debt market and other capital markets deteriorate;

●	financial services laws and regulations change;

●	technology changes and we fail to adapt to those changes;

●	consumer spending and saving habits change;

●	unanticipated regulatory or judicial proceedings or enforcement actions occur, or any such proceedings or enforcement actions are more severe than the Company anticipates;

●	we may not be able to raise capital consistent with our capital plan; and

●	we are unsuccessful at managing the risks involved in the foregoing.

We caution that the foregoing list of factors is not exclusive and not to place undue reliance on forward-looking statements. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.

Readers are cautioned not to place undue reliance on these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus.

________________________________

PROSPECTUS
________________________________

________________________________

65,000 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK
________________

WARRANT TO PURCHASE $65 MILLION
OF COMMON STOCK EQUIVALENT JUNIOR PREFERRED STOCK
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April 5, 2010